Exhibit 99.1

First Ottawa Bancshares Announces Quarterly Earnings

Ottawa, Ill., July 24, 2009  —  First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) reported net income for the three months ended June 30, 2009, of $475,000, or $.73 per basic common share,  and diluted common share, a 23.9% decrease compared to net income of $616,000, or $.96 per common basic and $.95 per diluted common share, for the three months ended June 30, 2008. During the six months ended June 30, 2009, net income was $1.03 million, or $1.59 per common and diluted share, a 5.3% decrease compared to $1.08 million, or $1.68 per common basic and $1.67 per diluted common share during the first six months of 2008.

Net interest income decreased by 6.7% to $2.2 million for the three months ended June 30, 2009 as compared to 2008.  Total interest income decreased to $3.0 million for the three months ended June 30, 2009, compared to $3.6 million for the three months ended June 30, 2008.  This change was primarily the result of a decrease in interest income from loans to $2.3 million for the three months ended June 30, 2009 from $2.7 million for the same period a year earlier. This decrease was the result of $10.7 million decrease in the average principal balance of the loan portfolio compared to the prior year and loans repricing downward as interest rates decreased during 2008 and the first half of 2009. In addition, a decrease in interest income from taxable investment securities of $112,000 for the quarter compared to prior year along with the decrease in loan income resulted in a decrease in total interest income of $531,000 for the quarter compared to prior year. Interest expense decreased to $855,000 for the three months ended June 30, 2009 from $1.2 million for the same period ended June 30, 2008, a 30.4% decrease. Decreased interest expense was a result of lower rates paid on deposits. The $373,000 decrease in interest expense partially offset the decrease in interest income for the quarter resulting in a $158,000 decrease in net interest income for the quarter in 2009 compared to prior year.

The provision for loan losses was $120,000 during the second quarter of 2009 compared to $30,000 during the second quarter of 2008. Year to date provision for loan loss was $390,000 in 2009 compared to $60,000 in 2008. As of June 30, 2009, the allowance for loan losses totaled $1.8 million, or 1.23% of total loans, which increased from 1.01% as of December 31, 2008.  Nonaccrual loans increased from $1.0 million at December 31, 2008 to $3.6 million at June 30, 2009. Nonperforming loans, including nonaccrual loans, increased $1.4 million to $4.4 million over the same period. Management feels that the Bank was well collateralized on the nonperforming loans, which may significantly reduce the Company’s exposure to losses on the credits.

The Company’s non-interest income totaled $751,000 for the three months ended June 30, 2009 compared to $533,000 for the same period in 2008, an increase of $218,000, or 40.9%. The increase in non-interest income was primarily due to gains on loan sales to the secondary market, which increased $209,000 due to increased origination and refinancing volume as a result of loan interest rates. Other income increased $34,000, or 23.1% compared to prior year due to market value adjustments associated with the derivative portion of Certificates of Deposits held for investment purposes. These increases were partially offset by decreases in service charges on deposit accounts of $25,000, or 11.0%.   The decrease in deposit service charges was a result of decreased overdraft charges compared to the prior year.

The Company’s non-interest expense was $2.2 million for the three months ended June 30, 2009 and $2.0 million for the same period in 2008.  Non-interest expense increased by $189,000 for the three months ended June 30, 2009, compared to 2008. Salaries and benefits, the largest component of non-interest expense, increased $20,000, or 1.8%, to $1.1 million.  This increase, as well as increases in insurance expense of $109,000, professional fees expense of $10,000, data processing expense of $16,000, and other expenses of $60,000 were partially offset by nominal decreases in occupancy expense of $21,000 and amortization of core deposit intangible of $5,000. Insurance expense increased by $109,000 compared to prior year due to a significant increase in the FDIC insurance assessment rate for 2009. Other expenses increased by $60,000 over prior year due to an increase in other real estate owned expenses and also increased amortization of the mortgage servicing asset as our serviced portfolio refinanced in the current year.

Total assets at June 30, 2009 decreased to $274.9 million from $275.2 million at December 31, 2008. Total loans at June 30, 2009 decreased to $147.6 million from $157.8 million at December 31, 2008. Total deposits at June 30, 2009, were $242.6 million, compared to $240.7 million at December 31, 2008.  Total equity at June 30, 2009, and December 31, 2008, was $25.2 million and $24.7 million respectively.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois.  We serve the surrounding communities through our full-service commercial bank subsidiary, the First National Bank of Ottawa.  The Bank has four locations in Ottawa, a branch in Morris, two branches in Streator, and a branch in Yorkville and a loan production office in Minooka.  All information at and for the period ended June 30, 2009, has been derived from unaudited financial information.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.